AGR Announces $500,000 Private Offering

Austin, TX - September 21, 2010 - AGR Tools, Inc. (OTCBB: AGRT) is pleased to announce that it plans to commence a private offering of its shares of common stock at a price of $0.10 per share, for aggregate gross proceeds of approximately $500,000.  The company intends to use the gross proceeds of the proposed offering for the purchase of inventory and for working capital purposes.

The shares to be offered have not been registered under the Securities Act of 1933, as amended (the Securities Act), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  The shares will be offered only to accredited investors under Rule 501 of Regulation D or to non-U.S. persons pursuant to Regulation S under the Securities Act.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the shares nor shall there be any sale of the shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About AGR Tools, Inc.

AGR Tools, Inc. is a public company with its common stock quoted on the OTC Bulletin Board under the symbol AGRT, and the Berlin and Stuttgart Stock Exchanges under the symbol LVSA.  Its wholly owned subsidiary, AGR Stone & Tools USA, Inc. (AGR USA), is a contract manufacturer and distributor of tooling and accessories to the construction, building maintenance and demolition industries in the United States and Canada.  AGR USA supplies more than 700 products through its stocking dealership network and website, including diamond based tools and adhesives, and it specializes in producing consumable tooling for the natural stone, engineered stone, concrete and masonry industries. Its goal is to provide its clients with superior quality products, excellent customer service and the most competitive prices in the diamond tooling industry.  AGR USA has conducted extensive research and testing of its products, and uses the latest technologies to assure it is at the forefront of the diamond tooling industry.

More information on AGR and AGR USA can be found at: www.agrtools.com

Forward-Looking Statements:

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements.  Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties.  See AGR Tools, Inc.'s filings with the United States Securities and Exchange Commission which may identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

More Information:

Wingrave Corporate Services
Toll Free: (877) 777-4070
ir@agrtools.com